Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.02

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

FIRST AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This First Amended and Restated Exclusive License Agreement (“Agreement”) is entered into on August 19, 2019 (the “Execution Date”) and becomes effective as of the Effective Date (as defined below), by and between Wayne State University, a non-profit Michigan educational institution (“WSU” or “Licensor”) and Tonix Pharmaceuticals, Inc. a Delaware corporation duly organized under law and having a usual place of business at 509 Madison Avenue, New York, New York 10022 (“Tonix” or “Licensee”).

BACKGROUND

WSU holds certain patents and technology.

WSU and Trimaran Pharma, Inc. (“Trimaran”) entered into that certain Exclusive License Agreement dated January 11, 2016 (the “Original License”) pursuant to which WSU granted Trimaran and Trimaran acquired a license to develop and use such patents and technology for the benefit of WSU and the public in accordance with the provisions of 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder (“Federal Patent Policy”).

Tonix intends to acquire substantially all of the assets of Trimaran, including all of Trimaran’s rights and obligations under the Original License, pursuant to an Asset Purchase Agreement to be entered into between Tonix and Trimaran after the Execution Date (the “APA”).

Effective immediately upon the date of assignment of the Original License to Tonix pursuant to the APA (the “Effective Date”), WSU and Licensee wish to replace the Original License in its entirety with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the parties hereto agree as follows

1. DEFINITIONS.

1.1.         “Affiliate”. “Affiliate” means: (i) any partnership, corporation, joint venture, association, trust, unincorporated organization or entity directly or indirectly controlling, controlled by or under direct or indirect common control with Licensee and (ii) any partnership, corporation, joint venture, association, trust, unincorporated organization or entity who is a direct or indirect beneficial holder of at least fifty percent (50%) of any class of the outstanding capital stock of Licensee or an Affiliate (as defined in clause (i)) of Licensee. It is understood that the characterization of any entity as an Affiliate shall be made at the time Licensee and such entity enter into any sublicense agreement.

First Amendment and Restatement

1.2.          “Licensed Field”. “Licensed Field” means production of products for all uses in all fields of use.

1.3.          “Licensed Patents”. “Licensed Patents” shall mean: (i) all U.S. patent applications and patent listed in Exhibit A and incorporated herein by reference; (ii) any U.S. patent application filed as a continuation or division of such applications or, to the extent necessary to make, have made, use, sell, import or lease Licensed Products, any continuation-in-part of such applications (provided, such continuation-in-part relates directly to the Licensed Field and development of which was sponsored by Licensee); (iii) any foreign counterpart to such U.S. applications (including divisions, continuations or continuations-in-part of such patent applications that relate directly to the Licensed Field and development of which was sponsored by Licensee); and (iv) any patents which issue from applications described in (i-iii). Licensed Patents are set forth in Exhibit A attached hereto, which shall be amended from time to time to include patent applications or patents to be included as Licensed Patents in accordance with this Agreement.

1.4.         “Licensed Product(s)”. “Licensed Product(s)” means any product(s), services or processes that embody or utilize any aspect of the Licensed Patents or the Licensed Technology or the manufacture, use, license or sale of which: (a) absent the licenses granted herein, would infringe any proprietary right of WSU in respect of the Licensed Patents or the Licensed Technology or (b) the discovery, development, manufacture or use of which employs Licensed Technology or Licensed Patents.

1.5.         “Licensed Technology”. “Licensed Technology” means all technical information, trade secrets, confidential information including any specifications, methods, processes, documentation and other data, information and know-how owned by WSU and in existence as of the effective date of the Original License and necessary to practice the inventions embodied in the Licensed Patents.

1.6.          “Net Sales”. “Net Sales” means gross revenue received by Licensee or any of its Affiliates, or any sublicensee of Licensee from the sale or use of Licensed Products less: (i) amounts repaid or credited by reason of defects, returns, rejections or allowances, (ii) sales taxes, excise taxes, value added taxes and customs duties, paid, absorbed or allowed, (iii) commissions paid or actually allowed to independent brokers or agents, (iv) shipping and related reasonable insurance charges that are customary in the industry (v) trade and quantity discounts actually allowed (and taken) as customary in the trade; and (vi) compulsory payments and cash rebates related to sale of the Licensed Product paid to any governmental authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance or similar program (such as Medicaid and Supplemental State Program rebates and Medicare Part D “Donut Hole” Coverage Gap rebates). Net Sales shall not include revenue received by Licensee (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question will be resold by the Affiliate; provided, the revenue received by the Affiliate from resale of the Licensed Product is included in Net Sales and royalties are paid thereon in accordance with Section 3.2. Revenue received by Licensee (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question is used by the Affiliate solely for such Affiliate’s internal purposes shall be included in Net Sales and the price charged such Affiliate shall be at least the fair market value of such Licensed Product. Notwithstanding anything to the contrary, for purposes of this definition of “Net Sales,” a transfer, sale, or other disposition of Licensed Product shall be deemed not to be sales of such Licensed Product, where such sales, transfers, or other dispositions of a Licensed Product are (A) provided without charge or other consideration to Licensee and for which Licensee does not receive consideration of any type; and (B) are solely provided for or used in: (1) patient assistance programs; (2) sample, charitable, or promotional purposes and where such Licensed Product is provided in reasonable amounts; (3) preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (4) any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, each of the foregoing (a “Net Sales Exemption”).

1.7.          “Royalty Period”. “Royalty Period” means each three-month period ending on March 31, June 30, September 30 and December 31 of each year and commencing on or after the Effective Date; provided that the first Royalty Period may be less than three months, starting on the Effective Date and ending on the first to occur of the dates listed above.

1.8.          “First Commercial Sale”. “First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale for consumption by the public of a Licensed Product after registration has been granted by any applicable authority in any country. For clarity, a Net Sales Exemption does not constitute a First Commercial Sale.

1.9.          “Territory” means the world.

2. TITLE; LICENSE GRANT; RESERVATION OF RIGHTS.

2.1.          Grant of License. Expressly conditioned on execution of the APA and subject to the other terms and conditions of this Agreement, WSU hereby grants to Licensee, and Licensee hereby accepts, during the Term, an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses to Licensed Patents and Licensed Technology, to research, develop, practice, make, have made, manufacture, have manufactured, use, lease, have leased, distribute, import, have imported, offer for sale, sell and have sold, Licensed Products in the Licensed Field throughout the Territory.

2.2.          Sublicense Agreements. Licensee may grant sublicenses of any or all of its rights under Section 2.1; provided, Licensee shall: (a) notify Licensor of any proposed grant of a sublicense (or amendments thereto) and provide to the Licensor a copy of each proposed draft sublicense agreement (or amendments thereto) granting a third party the right to market and/or sell any Licensed Product(s) (each a “Sublicense,” and each such third party, a “Sublicensee”) at least seven (7) calendar days prior to the execution of such Sublicense, (b) obtain each Sublicensee’s written agreement to be bound by the provisions of Sections 2.3, 3.2, 3.4, 3.5, 3.6, 7, 8 and 9 of this Agreement and (c) not be relieved of any of its obligations hereunder as a consequence of such sublicense(s). Upon termination of this Agreement, Licensee must provide notice of such termination to each Sublicensee under this Agreement within ten (10) business days. Any Sublicense that was in effect immediately prior to such termination, and such Sublicensee’s rights under such Sublicense will only survive with WSU as the Sublicensee’s direct licensor if (i) such Sublicensee is not the cause of breach that resulted in termination of this Agreement and is not itself in breach of obligation under its sublicense or this Agreement; (ii) within ten (10) business days after receipt of notice of termination of this Agreement, such Sublicensee provides written notice to WSU of its election to continue its Sublicense as a direct license from WSU and of its agreement to assume all obligations, including without limitation, obligations for payment, contained in its Sublicense agreement; and (iii) WSU, at its sole discretion, consents in writing to such election. The royalties payable to WSU in respect to Sublicenses are set forth in Sections 3.2 and 3.3. WSU shall have the right to receive unredacted copies of Sublicenses and all relevant reports received from Sublicensees, and redacted copies containing confidential information unrelated to the license granted herein so long as the redacted information does not prevent WSU from enforcing any of its rights. To the extent any terms, conditions or limitations of any Sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against WSU.

2.3.         Proprietary Rights Notices. Licensee shall mark all Licensed Products and their containers in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold. At a minimum, all Licensed Products shall bear a notice indicating that the product is the subject of a patent or pending application and identifying same. Licensee shall notify WSU in writing of any changes to patent markings on Licensed Products.

2.4.         Title; Federal Rights.

(a)           This Agreement does not convey to Licensee any ownership rights in any Licensed Patents or Licensed Technology by implication, estoppel or otherwise except for the rights expressly granted in this Section 2. Title to the Licensed Patents and Licensed Technology shall at all times remain vested in WSU and WSU retains the right to use the Licensed Patents and Licensed Technology for purposes in accordance with Section 2.5

(b)           To the extent that any Licensed Patent or Licensed Technology has been wholly or partially funded by the federal government. Licensee’s rights are also subject to the Federal Patent Policy including but not limited to the federal government’s nonexclusive nontransferable irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the Licensed Patents and the Licensed Technology throughout the world.

(c)           WSU hereby covenants that, if any of the Licensed Patents or Licensed Technology is subject to the Federal Patent Policy, WSU will disclose such Licensed Patent(s) and Licensed Technology to the government agency as required by the Federal Patent Policy, will file all required elections to maintain title to the Licensed Patent(s) and Licensed Technology and will otherwise use its reasonable efforts to obtain the entire right, title and interest in such Licensed Patent(s) and Licensed Technology and seek maximum exclusive licensing rights and extensions thereof.

(d)           WSU represents to Licensee that, to the best of its knowledge, it has disclosed to Licensee all agreements with any funding agency or foundation that has provided support of any kind in the development of the Licensed Patents or Licensed Technology.

(e)           Licensee shall comply with and, shall ensure that its Sublicensees comply in all material respects with all government statutes and regulations that relate to Licensed Products, including but not limited to the Federal Patent Policy; the Food, Drug and Cosmetic Act of 1941, as amended, and the regulations promulgated thereunder; the Export Administration Act of 1979, as amended, and the regulations promulgated thereunder and to the extent applicable, the Bayh-Dole Act and the regulations promulgated thereunder.

(f)            Licensee shall substantially manufacture Licensed Products in the United States when such units of Licensed Products will be sold in the United States, except to the extent Licensee is granted a waiver by the United States government. If the Licensee seeks a waiver to any United States manufacturing requirements, then WSU agrees that it will cooperate in good faith with Licensee’s attempt to obtain such waiver and reasonably assist Licensee in providing any reasonably requested information that WSU may have and Licensee may require for such waiver. Any seeking of a waiver by Licensee shall be at its sole cost and expense.

2.5.         Academic Use. WSU shall retain the right to make, have made and use the Licensed Patents and Licensed Technology for its internal research, academic collaborative, teaching and educational purposes and not for any commercial purposes.

2.6.         Diligence. Licensee shall use commercially reasonable efforts to bring one or more Licensed Products to market through a program for exploiting the Licensed Patents and to continue active and commercially reasonable marketing efforts throughout the life of this Agreement. Licensee has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell Licensed Products for all relevant activities of Licensee and sublicensee.

As part of the diligence required by Section 2.6, Licensee agrees to reach the following commercialization and research and development milestones for the Licensed Products (the “Milestones”) by the following dates:

(a)            providing to WSU a draft of a three (3) year development plan respecting exploitation of the Licensed Patents within one hundred and twenty (120) days of the Effective Date and a final development plan within one hundred and eighty days (180) days of the Effective Date;

(b)           providing, within forty five (45) days following the end of each calendar year, a written annual report to WSU for the preceding calendar year and such report shall include sufficient information to enable WSU to satisfy any reporting requirement to federal and state funding agencies and to ascertain progress of Licensee towards commercialization and meeting diligence requirements;

(c)           developing a formulation of a Licensed Product for use in a Phase I clinical trial within thirty six (36) months after the development plan becomes due under Section 2.6(a);

(d)           filing of an IND for the Licensed Product within forty eight (48) months after the development plan becomes due under Section 2.6(a); and

(e)            using reasonable commercial efforts to bring Licensed Product into the market within twelve (12) months following receipt of all necessary marketing approvals from the FDA and other appropriate regulatory agencies.

WSU shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual development reports submitted by the Licensee under subsection 2.6(b) prior to invoking termination or modification of this Agreement under this Section 2.6, WSU shall give written notice to the Licensee providing the Licensee specific notice of, and a ninety (90) day opportunity to respond to, WSU’s concerns as to the items referenced in this Section 2.6. If the Licensee fails to reasonably alleviate WSU’s concerns as to the items referenced in this Section 2.6, or fails to initiate corrective action to WSU’s satisfaction, WSU may terminate this Agreement. In the event of any dispute, claim or controversy arising out of Section 2.6, the same shall be referred to mediation in accordance with Section 10.14 hereof.

2.7.         Conflict of Interest. Pursuant to the WSU Intellectual Property Policy, any technology developed by a WSU employee who is also an employee, shareholder or officer of Licensee will be owned by WSU. To the extent WSU is able to do so, Licensee will be provided with an exclusive option to an exclusive, royalty bearing license with the right to grant sublicenses to WSU’s interest in any technology that is dominated by the claims of the Licensed Patents (an “Improvement”). Within sixty (60) days of the filing of a disclosure of an Improvement with WSU’s technology transfer office, WSU shall provide Licensee with a written notification of the Improvement and Licensee shall have sixty (60) days to provide WSU with written notice of its exercise of said option. Upon WSU’s receipt of written notice, said Improvement shall be automatically included, in the Licensed Patents and/or the Licensed Technology and the terms and conditions of this Agreement shall apply thereto. In the event Licensee does not exercise its option to a particular Improvement within the aforesaid sixty (60) day period, the option shall terminate and WSU shall have no further obligation to Licensee with respect to such particular Improvement.

2.8.          Mandatory Sublicensing.

(a)           If WSU discovers or if a third party discovers and notifies WSU that the Licensed Patents or Licensed Technology is useful for an application covered by the Licensed Field but for which Licensed Products have not been developed or are not currently under development by Licensee, then WSU shall give written notice to the Licensee, except for: (i) information that is subject to restrictions of confidentiality with third parties, and (ii) information which originates with WSU personnel who do not assent to its disclosure to Licensee. Within sixty (60) days following WSU’s written notice under subsection (a) above to Licensee, Licensee shall give WSU written notice stating whether or not Licensee elects to actively engage in evaluation of development of a Licensed Product(s) for such new application (“Written Notice of Election”). If Licensee provides Written Notice of Election electing to actively engage in evaluation of development of a Licensed Product for such new application, Licensee shall have an additional one hundred and twenty (120) days after the date of such Written Notice of Election to inform WSU in writing of Licensee’s decision to develop and commercialize a Licensed Product(s) for such new application or to forgo such development and commercialization (“Development and Commercialization Decision”). The Development and Commercialization Decision shall be made in Licensee’s sole and absolute discretion.

(b)           If Licensee elects to develop and commercialize the proposed Licensed Product(s) for such new application, such new application will be subject to the terms of this Agreement with the development status of the Licensed Product for the new application being included in the annual progress reports contemplated in Sections 2.6(b) above.

(c)           If Licensee elects not to develop and commercialize Licensed Product(s) for such new application and has not timely made a determination pursuant to Section 2.8(d), WSU may seek third party(ies) to develop and commercialize the proposed Licensed Product(s) for the new application. If WSU identifies a third party, it shall refer such third party to Licensee. If the third party requests a sublicense under this Agreement, then the Licensee shall report the request to WSU within thirty (30) days from the date of such written request. If the Licensee refuses to grant a sublicense to the third party for such proposed new application on the terms proposed by the third party, then within thirty (30) days after such refusal the Licensee shall submit to WSU a report specifying the license terms proposed by the third party and a written justification for the Licensee’s refusal to grant the proposed sublicense. If WSU, at its sole discretion, determines that the terms of the sublicense proposed by the third party for such proposed new application are reasonable under the totality of the circumstances, taking into account Licensee’s Licensed Products in development, then WSU shall notify Licensee of such determination, and unless Licensee notifies WSU within 10 business days after receiving such notice from WSU that Licensee is willing to grant a sublicense on such terms, WSU will have the right to grant to the third party a license to make, have made, use, sell, offer for sale and import Licensed Products solely for such proposed new application for use in the Licensed Field, at substantially the same terms last proposed to Licensee by the third party providing royalty rates are at least equal to those paid by Licensee.

(d)           Within six (6) months following Licensee’s election to actively evaluate or at the time Licensee foregoes such election, if Licensee has determined in its reasonable discretion that the intended use of the Licensed Product is for an indication, application or use that is competitive with any uses for which the Licensee is developing or commercializing a Licensed Product, then Licensee may notify WSU in writing and WSU shall have no right to sublicense for such intended use.

(e)           If Licensee does not timely provide to WSU a Written Notice of Election or, if applicable, a Development and Commercialization Decision, in accordance with Section 2.8(a), then Licensee shall be deemed to have elected not to actively engage in evaluation of development of a Licensed Product(s) for such new application or shall be deemed to forgo an election to develop and commercialize a Licensed Product(s) for such new application, as applicable.

3. FEES; ROYALTIES; RECORD KEEPING; REPORTING.

3.1.         Fees. Licensee shall pay WSU the indicated amounts for the following milestone events. These payments are not creditable against royalties or other payments due WSU under this Agreement and relate solely to these milestone events. Payments will be made by delivery of a check and are due thirty (30) days following the date Licensee or its Sublicensee meets the specific milestone.

(a)       [***].

(b)       [***].

(c)       [***].

(d)       [***].

(e)       [***].

(f)       [***].

(g)       [***].

(h)       [***]

3.2.          Royalties.

(a)           Not later than forty-five (45) days following the close of a Royalty Period, Licensee shall pay to WSU royalties in respect of the most recent Royalty Period then ended equal to: (i) for U.S.-based points of sale of Licensed Products: [***]; and (ii) for non-U.S.-based points of sale of Licensed Products: [***]; in each of the foregoing cases under this Section 3.2(a), solely in respect of Licensed Products covered by, or the method of use, manufacture or production of which embodies any aspect of any claim of any Licensed Patents. Payments due under this Section 3.2(a) shall be due until the expiration of the term of the last to expire Licensed Patent of the Licensed Patents.

(b)           [Intentionally Omitted.]

(c)           Within forty five (45) days following the end of each calendar year, Licensee shall pay an annual license maintenance fee according to the following schedule:

Year	Annual Maintenance Fee

2020-2022	$[***]

2023-2025	$[***]

2026 and thereafter	$[***]

until such time as the regulatory approval of the first Licensed Product, at which time the annual license maintenance fee shall be $[***], less the amount paid in annual cumulative royalties for the corresponding year.

3.3.         Sublicense Fees. Prior to the initiation of Phase II for each of the Licensed Products, Licensee shall pay WSU an amount equal to the following for any fee or consideration Licensee receives from Sublicensees in respect of such Licensed Product, Licensed Technology and Licensed Patents, (“Sublicensee Consideration”): (i) [***] of Sublicensee Consideration derived under each Sublicense where such Sublicensee is a U.S.-based entity and / or such Sublicensee Consideration is derived from points of sale in the United States and/or such Sublicensee Consideration is derived from a Sublicense wherein license rights to the Licensed Patents and/or Licensed Technology, to research, develop, practice, make, have made manufacture, have manufactured, use, lease, have leased, distribute, import, have imported, offer for sale, sell and / or have sold in or into the U.S. are granted (“U.S. Sublicensee Consideration”), and (ii) [***] of Sublicensee Consideration that is not U.S. Sublicensee Consideration (“Non-U.S. Sublicensee Consideration”). For clarity, Sublicensee Consideration excludes royalties; fees paid to Licensee for research performed by Licensee after the Effective Date that is directly related to the development of Licensed Products; fees paid to Licensee by a Sublicensee as patent expense reimbursement; and amounts received by Licensee that are bona-fide equity investments that are made at fair market value. Subsequent to the commencement of Phase II, sublicense fees due to WSU shall be reduced to (i) [***] of U.S. Sublicensee Consideration, and (ii) [***] of Non-U.S. Sublicensee Consideration. Such payments shall be due and payable on the same date on which the report and royalty payment are due for the Royalty Period in which such fees are received by Licensee, in accordance with the provisions of Section 3.4.

3.4.         Remittance; Foreign Exchange.

(a)           Licensee shall make payments required under this Agreement by check or wire transfer of immediately available funds delivered to WSU at the address set forth below. All payments shall be stated and paid in U.S. Dollars. Net Sales received in currencies other than U.S. Dollars shall be converted into U.S. Dollars at the New York Foreign Exchange Selling Rate as of the last business day of the Royalty Period in which such Net Sales is received (as published in The Wall Street Journal).

(b)           In the event that any payment due WSU under this Agreement is not made when due, the payment shall accrue interest beginning on the first day following the final date on which such payment was due calculated at the annual rate equal to two percent (2%) plus the prime interest rate quoted by Chase Bank on the date said payment is due, or on the date the payment is made, whichever is higher, the interest being compounded on the last day of each Royalty Period; provided that in no event shall said annual rate exceed the maximum legal interest rate under Michigan law. Such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of WSU to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

3.5.          Records. Licensee shall maintain true and accurate records, prepared in a consistent manner on a year to year basis and in a method and format readily understandable to a Certified Public Accountant, with all information and details sufficient to determine Net Sales and payments due under this Agreement during the Term (as defined in Section 6.1) and for a period of at least five (5) years following any termination or expiration. Within forty-five (45) days following each Royalty Period during the Term, Licensee shall provide WSU with a report showing Net Sales for the quarter, certified by the Chief Financial Officer of Licensee as accurate. Such reports shall be submitted to WSU whether or not any Net Sales has been received during such period. Such report shall include the following information, segregated by Licensed Product:

(a)           the quantities of each Licensed Product that Licensee, and its Sublicensees including Affiliates) have sold in each country in which such Licensed Product is sold;

(b)           the billings thereon that comprise Net Sales;

(c)            the calculation of royalties thereon;

(d)           the total royalties so computed and due WSU;

(e)           the details of payments received by Licensee from sublicenses to which WSU is entitled a share as specified in Section 3.3;

(f)            the calculation of fees due to WSU from Licensee as a share of sublicensing payments as specified in Section 3.3; and

(g)           the amounts so computed and due WSU.

Upon the delivery of each report, Licensee shall pay to WSU the amount of royalties and other fees required under this Agreement, if any, due for the period of such report. Upon delivery of the report due for the Royalty Period ending December 31 of each year, Licensee shall also report to WSU the aggregate royalties and other fees due WSU for the preceding year.

3.6.        Audits. Not more than one (1) time per calendar year, WSU shall have the right to have Licensee’s books and records audited by an independent accountant of WSU’s choosing and reasonably acceptable to Licensee, such acceptance to not be unreasonably withheld or delayed, to ascertain the accuracy of Licensee’s reports. Such audits shall be scheduled within fifteen (15) business days following delivery of notice by WSU to Licensee during Licensee’s normal business hours and shall be conducted in a manner that does not interfere unreasonably with Licensee’s business. In the event that any audit determines that the reported Net Sales or payments due WSU was less than ninety-five percent (95%) of actual Net Sales or payments due WSU for the period in question, the reasonable cost of such audit shall be borne by Licensee and the underpaid amount shall be immediately due and payable to WSU. In all other events, the cost of such audit shall be borne by WSU. Information gained in such an audit shall be treated as Confidential Information in accordance with Section 9.

3.7.         Taxes.

3.7.1	U.S. Taxes: Each party to this Agreement shall be responsible for all taxes and charges which may be imposed on or levied against such party by any government taxing authority in the United States on the amounts paid by Licensee to WSU under this Agreement (“U.S. Taxes”). In the event Licensee is required to withhold U.S. Taxes that are chargeable to WSU as income from the amounts paid to WSU hereunder and to pay the taxes or charges for the account of WSU, Licensee shall: (i) deduct such amount(s) paid by Licensee from payments due WSU under the Agreement, and (ii) deliver to WSU copies of the receipts or returns covering each such payment.

3.7.2	Non-US Taxes: All taxes and charges which may be imposed on or levied against a party by any government taxing authority outside the United States on the amounts paid by Licensee to WSU under this Agreement (“Non-US Taxes”) shall be assumed by Licensee except to the extent chargeable to WSU as income. In the event Licensee is required to withhold such taxes or charges from the amounts paid to WSU hereunder and to pay the taxes or charges for the account of WSU, Licensee shall: (i) in the case of such taxes that are chargeable to WSU as income, deduct such amount(s) paid by Licensee from payments due WSU under the Agreement, and (ii) in each case where Licensee is required to withhold and pay Non-US Taxes, deliver to WSU copies of the receipts or returns covering each such payment.

In the event a waiver is available for the payment of any tax as a result of WSU’s status as a non-profit organization, WSU agrees to consider, in its sole discretion, any reasonable request by Licensee to cooperate in any efforts initiated by Licensee to obtain such a waiver. Licensee agrees to reimburse WSU for WSU’s reasonable out of pocket costs and expenses incurred in considering such requests and cooperating with such waiver process, including outside counsel fees, if any.

3.8.          First Commercial Sale. Licensee shall report to WSU in writing upon the First Commercial Sale of each Licensed Product, whether by Licensee, an Affiliate or a Sublicensee. Such report shall include, for each Licensed Product, the product name, product number and Licensed Patent(s) marked pursuant to Section 2.3.

3.9.          Anti-Stacking. If it is necessary for Licensee to take any license(s), in a given country, under valid third party patents, which would be infringed by the sale, manufacture, use or import of Licensed Products in that country, then Licensee can deduct up to fifty percent (50%) of the royalties otherwise due and payable in each Royalty Period under Section 3.2 (a) above for Net Sales in that country, until such time as Licensee has recovered an amount equal to fifty percent (50%) of the royalty paid to such third parties restricted to that given quarter; provided that in no event shall the royalty thus payable by Licensee be reduced below the Minimum Amount. This paragraph is not intended to imply an obligation upon WSU to reimburse Licensee for the above-described third-party royalties. Licensee shall make an accounting to WSU of all such third-party royalties, and all resulting deductions from royalties otherwise due and payable to WSU, as part of its reporting obligations under Section 3.5.

3.10.       Intentionally Omitted.

4. REPRESENTATIONS AND WARRANTIES.

4.1.         Corporate Matters. WSU hereby represents and warrants to Licensee that: (a) it is a non-profit Michigan educational institution, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and (b) this Agreement has been duly authorized, executed and delivered by WSU, constitutes the legal, valid and binding obligation of WSU and is enforceable against WSU in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.2.         Licensed Patents; Licensed Technology

4.2.1	WSU REPRESENTS TO LICENSEE THAT (i) TO THE BEST OF WSU’S KNOWLEDGE AND WITHOUT INDEPENDENT INVESTIGATION, WSU IS THE SOLE AND EXCLUSIVE OWNER OF THE PATENT RIGHTS IN THE LICENSED PATENTS AND LICENSED TECHNOLOGY AND HAS THE RIGHT TO GRANT THE LICENSES GRANTED TO LICENSEE UNDER THIS AGREEMENT, (ii) WSU HAS NOT GRANTED ANY LICENSE(S) TO THE PATENT RIGHTS TO THIRD PARTY(IES) EXCEPT FOR ANY NONEXCLUSIVE RIGHTS HELD BY THE U.S. GOVERNMENT AND / OR THE STATE OF MICHIGAN AND THE ORIGINAL LICENSE GRANTED TO TRIMARAN (WHICH ORIGINAL LICENSE IS TO BE ASSIGNED TO LICENSEE AND SUPERSEDED BY THIS AGREEMENT); AND (iii) TO THE BEST OF WSU’S KNOWLEDGE AND WITHOUT INDEPENDENT INVESTIGATION, ANY PATENTS ISSUED IN RESPECT OF THE LICENSED PATENTS AND LICENSED TECHNOLOGY WILL, WHEN ISSUED, BE FREE OF ANY RESTRICTIONS EXCEPT FOR ANY NONEXCLUSIVE RIGHTS HELD BY THE U.S. GOVERNMENT UNDER THE FEDERAL PATENT POLICY OR THE STATE OF MICHIGAN AS A RESULT OF PREVIOUS OR PRESENT SPONSORSHIP.

4.2.2	WSU MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO LICENSED PATENTS OR LICENSED TECHNOLOGY AND HEREBY DISCLAIMS THE SAME.

4.2.3	WSU MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE USE OR SALE OF PRODUCTS EMBODYING LICENSED PATENTS OR LICENSED TECHNOLOGY WILL NOT INFRINGE PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND HEREBY DISCLAIMS THE SAME

4.3.         Licensee Matters. Licensee hereby represents and warrants to WSU that: (a) Licensee is a corporation duly organized and validly existing under the laws of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and (b) this Agreement has been duly authorized, executed and delivered by Licensee, constitutes the legal, valid and binding obligation of Licensee and is enforceable against Licensee in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5. PATENTS AND INFRINGEMENT.

5.1.          Patent Prosecution; Expenses. WSU shall manage the preparation, filing, prosecution and maintenance of United States and foreign patent applications and the maintenance of U.S. and foreign patents on Licensed Patents. WSU shall request that patent counsel provide Licensee with copies of all information received by WSU relating to the preparation, filing, prosecution and maintenance of Licensed Patents in sufficient time to allow, where possible, Licensee to review and comment upon same; however, WSU shall control all aspects of such preparation, filing, prosecution and maintenance.

During the Term, Licensee shall be solely responsible for providing WSU with the appropriate contact information for Licensee’s receipt of all patent correspondence, including invoices for reimbursement of patent expenses, and Licensee shall notify WSU if Licensee believes it is not appropriately receiving such correspondence. Notwithstanding the above, WSU shall not be obligated to pursue foreign nationalization filings of Licensed Patents unless and until: (i) Licensee expressly requests such filing(s) in writing and (ii) Licensee prepays estimated expenses associated with each requested foreign filing.

5.1.1	Licensee shall be responsible for all reasonable expenses associated with the preparation, filing, prosecution and maintenance of Licensed Patents, including interferences and any prepayments as provided in Section 5.1 (a) above. Such expenses are not creditable against payments due to WSU under Section 3. WSU will provide Licensee with invoices for such expenses, with the exception of any required prepayments for foreign filings, and Licensee shall pay such invoices within thirty (30) days following receipt of same. In the event Licensee does not timely pay any such fees WSU may in its sole discretion decline to advance funds for any patent-related expenses, and such action on WSU’s part shall not be considered to be a breach of any obligation imposed by this Agreement.

5.1.2	On the Effective Date of this Agreement, Licensee shall owe WSU the amount necessary to cover patent costs and expenses in respect of the Licensed Patents that exist on the Effective Date. As of the Effective Date, the known reimbursable amount for which WSU has been invoiced is approximately [***] and Licensee shall reimburse such costs and expenses up to a maximum of[***]. Licensee shall make payments on the amount owed according to the following schedule: [***] will be paid by the earlier date of thirty (30) days following the Effective Date; the balance will be paid on or prior to the one (1) year anniversary of the Effective Date.

5.1.3	WSU does not provide any warranty whatsoever related to the services, actions or omissions of patent counsel, agents or law firms engaged to perform patent-related activities. Licensee expressly acknowledges that WSU cannot control whether a particular patent will issue in any specific country.

5.2.         Infringement. Each of Licensee and WSU shall promptly inform the other in writing of any infringement of Licensed Patents by a third party of which it has knowledge and shall provide the other with any available information relating to such infringement.

5.3.         Enforcement.

5.3.1	Licensee shall, with WSU’s consent (which consent shall not be unreasonably withheld or delayed), have the first option to pursue any enforcement or defense of the Licensed Patents; provided that Licensee pays all costs and expenses related to the same, keeps WSU informed of its progress, and provides WSU with reasonable notice of all proceedings relating to same. At WSU’s request, Licensee shall name WSU as a co-party in any such action and shall furnish WSU with copies of any documents related to such proceedings. Licensee’s costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 5.3.3. Licensee shall notify WSU of its decision to exercise its right to enforce Licensed Patents within thirty (30) days following its discovery or receipt of notice of the alleged infringement.

5.3.2	If Licensee does not: (i) exercise its option to enforce or defend any Licensed Patent or (ii) within ninety (90) days of commencing to prosecute any enforcement or defense action: (1) has not persuaded the alleged infringer to desist, (2) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of the Licensed Patent at issue as determined by WSU in its reasonable discretion or (3) has not provided WSU with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer, then WSU shall have the right to pursue the alleged infringer or take control of any action initiated by Licensee at WSU’s own expense, and to collect for its own use all damages, profits, settlements and awards of whatever nature recoverable from such infringement, and Licensee shall not be entitled to any recovery pursuant to Section 5.3.3. WSU may use the name of Licensee as party plaintiff for purposes of pursuing any alleged infringer.

5.3.3	In the event that Licensee undertakes the enforcement or defense of the Licensed Patents by litigation or settlement action, from the date of Licensee’s filing of a litigation pleading, notice of appearance or other litigation initiating document, Licensee may withhold up to fifty percent (50%) of the royalties otherwise thereafter due WSU under Section 3.2 and apply the same toward reimbursement of its expenses, including reasonable attorney’s fees in connection therewith. Any recovery of damages by Licensee in any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit or settlement thereof, and next toward reimbursement of WSU for any royalties withheld and applied pursuant to the first sentence of this Section 5.3(c). Any remaining recoveries shall be used to reimburse Licensee for lost sales and WSU for lost royalties on account of such lost sales. The balance thereafter remaining from such recovery shall be divided among Licensee and WSU, with [***] payable to Licensee and [***]payable to WSU. No settlement, or consent judgment or other voluntary final disposition of the suit may be entered into without the consent of WSU, which consent shall not be unreasonably withheld.

5.3.4	Notwithstanding the provisions of Section 5.3.1, in the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents is filed against Licensee or WSU, WSU, at its option, shall have the right, within thirty (30) days after notification of same, to intervene and assume sole defense of the action at WSU’s expense. In the event that WSU exercises its rights under this Section 5.3(d), WSU may collect for its own use all damages, profits, settlements and awards of whatever nature recoverable from such action, and Licensee shall not be entitled to any recovery pursuant to Section 5.3.3.

5.3.5	In any infringement suit as either party may institute to enforce the Licensed Patents or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Patent brought against WSU or Licensee, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate in all reasonable respects and make reasonable requests to have its employees testify when requested and make available relevant records, papers, information, specimens and the like.

6. TERM; TERMINATION.

6.1.         Term. Unless sooner terminated in accordance with Section 6.2, this Agreement shall remain in effect until the expiration of the term of the last to expire of the Licensed Patents (“Term”). Upon expiration of the Term and unless terminated under Section 6.2, the license granted in Section 2.1 shall be converted automatically to a non-exclusive, fully-paid up, royalty-free, perpetual, irrevocable, transferable, sublicensable license to the Licensed Technology in the Licensed Field throughout the Territory, provided Licensee has satisfied all outstanding reporting and payment obligations under this Agreement.

6.2.         Termination.

6.2.1	Upon any material breach by Licensee of this Agreement, WSU shall have the right to terminate this Agreement and the rights and license granted hereunder with thirty (30) days’ prior written notice to Licensee unless Licensee cures such breach prior to the expiration of said thirty (30) day period. Licensee’s “material obligations” under this Agreement shall include its obligations under Sections 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 5.1, 7, 8 and 9.

6.2.2	Licensee shall have the right to terminate this Agreement and the license granted it hereunder for any reason, or no reason, with one hundred twenty (120) days’ prior written notice to WSU. Upon such notice of intent to terminate, WSU may, subject to Article 6.3.1 hereof, elect to immediately terminate this Agreement upon written notice.

6.2.3	If Licensee dissolves or ceases to carry on its business, this Agreement shall terminate immediately upon written notice by WSU attempted to be delivered to the address for notices provided in Section 10.3.

6.2.4	If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it and such petition is not dismissed within sixty (60) days, this Agreement shall terminate immediately upon written notice by WSU attempted to be delivered to the address for notices provided in Section 10.3.

6.2.5	If Licensee (or its Sublicensee) brings or assists in a patent challenge against the Licensed Patents (except as required under a court order or subpoena) and unless dismissed with thirty (30) days, WSU may elect to immediately terminate this Agreement upon written notice.

6.3.        Effect of Termination.

6.3.1	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination, and Licensee may, after the effective date of such termination, complete Licensed Products in the process of manufacture at the time of such termination and sell same together with Licensed Products in inventory for a period of six (6) months; provided that Licensee pays to WSU royalties and submits reports as required by Section 3.

6.3.2	The provisions of this Section 6 and Sections 7 (solely with respect to claims made by third parties), 8 and 9 shall survive any termination of this Agreement.

6.4.         Sublicenses. In the event the license granted to Licensee under Section 2 terminates for any reason, each of Licensee’s Sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements; provided the terms of such sublicense agreement have been consented to by WSU and such Sublicensee agrees in writing that WSU is entitled to enforce such provisions directly against such Sublicensee.

7. INDEMNIFICATION.

7.1.          Indemnification by Licensee. Licensee hereby agrees to indemnify, defend and hold WSU and its affiliates, trustees, officers, employees and agents (collectively, the “WSU Indemnitees”) harmless from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities (including costs of collection and reasonable attorneys’ fees and expenses) (herein called “Loss(es)”) arising from or related to any: (a) use by Licensee, or by any party acting on behalf of or under authorization from Licensee, of Licensed Technology or Licensed Patents and (b) use, sale or other disposition by Licensee or by any party acting on behalf of or under authorization from Licensee, of Licensed Products except to the extent that such Losses arise from the gross negligence or willful misconduct of WSU.

7.2.          Sublicensee Indemnification. Licensee shall require its Sublicensees to indemnify, defend and hold harmless WSU Indemnitees under the same terms as stated in this Section 7.

7.3.          Third Party Claims.

7.3.1 Promptly after the assertion by any third party of any claim against any WSU Indemnitees that, in the judgment of WSU, may result in the incurrence by any WSU Indemnitees of Losses for which such WSU Indemnitees would be entitled to indemnification hereunder, WSU shall deliver to Licensee written notice with respect to such claim, and Licensee may, at its option within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, assume the defense (including settlement negotiations) of WSU Indemnitees against such claim (including the employment of counsel, who shall be satisfactory to WSU, and the payment of expenses). Notwithstanding the foregoing, if WSU determines that there is a reasonable probability that a claim may materially and adversely affect it, other than as a result of money payments required to be reimbursed by Licensee under this Section 7, WSU shall have the right to defend, compromise or settle such claim or suit; provided, further, that such settlement or compromise shall not, unless consented to in writing by Licensee, be relevant as to the liability of Licensee to WSU Indemnitees.

7.3.1	If Licensee participates in or assumes the defense of any claim asserted by a third party, the WSU Indemnitees, Licensee and its counsel shall cooperate in the defense against, or compromise of, such asserted liability. The WSU Indemnitees shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Licensee unless: (i) the Licensee shall have failed, within thirty (30) days after having been notified in writing by WSU of the existence of such claim, to assume the defense of such claim or (ii) the employment of such counsel has been specifically authorized by the Licensee. If there is a final judgment for the plaintiff in any such action, or if there is a settlement of any such action effected with the consent of Licensee, Licensee shall indemnify and hold harmless the WSU Indemnitees from and against any loss or liability by reason of judgment or settlement.

7.3.2	In the event that Licensee shall decline to participate in or assume the defense of a claim asserted by a third party, prior to paying or settling any claim against which Licensee is, or may be, obligated under this Section 7 to indemnify WSU Indemnitees, WSU shall first provide Licensee with a copy of a final court judgment or decree holding WSU Indemnitees liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. WSU’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise shall not relieve Licensee of any of its indemnification obligations contained in this Section 7, except where, and solely to the extent that, such failure actually and materially prejudices the rights of Licensee.

8. INSURANCE.

8.1.         Insurance Coverage.

8.1.1	Beginning at the time any Licensed Product is being clinically tested with human subjects or commercially distributed or sold, whichever comes first, by Licensee, an Affiliate or by a Sublicensee of Licensee, Licensee shall at its sole cost and expense, procure and maintain insurance under policies that shall name WSU as an additional insured.

8.1.2	Such insurance shall provide minimum comprehensive general liability (including product liability) coverage in amounts not less than two million dollars ($2,000,000) per incident and six million dollars ($6,000,000) annual aggregate. Such comprehensive general liability insurance shall provide: (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under Section 7 of this Agreement.

8.1.3	Licensee shall provide WSU with written evidence of such insurance upon request of WSU. Licensee shall provide WSU with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, WSU shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

8.1.4	Licensee shall maintain such insurance beyond the expiration or termination of this Agreement during the period that any Licensed Product is being commercially distributed by Licensee, an Affiliate or by a Sublicensee. If such insurance is canceled, not renewed or otherwise terminated, Licensee shall purchase a retroactive reporting endorsement.

8.1.5	Notwithstanding the foregoing, no insurance limitation or deficiency in coverage shall operate to relieve Licensee of any indemnification obligations set forth in Section 7 of this Agreement.

9. CONFIDENTIALITY.

9.1.          Confidential Information. “Confidential Information” shall mean any and all technical, scientific, financial or business information furnished by one party hereto (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement. Receiving Party hereby agrees to use Confidential Information solely for purposes contemplated hereunder and hereby agrees to provide access to Confidential Information to its employees on a “need to know” basis. Receiving Party shall use best efforts to protect Confidential Information. Confidential Information shall not include information that: (a) is generally available in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or (b) was discovered independently by the Receiving Party who had no access to the information supplied by the Disclosing Party under this Agreement; or (c) was made available to the Receiving Party as a matter of lawful right by a third party who had no obligations of confidentiality to the Disclosing Party; or (d) is required to be disclosed under law or court order. The obligations of confidentiality of this Section 9.1 shall survive the termination or expiration of this Agreement for a period of three (3) years. The existence of this Agreement and the general terms and conditions of this Agreement (including but not limited to the identity of the Licensee) shall not be considered Confidential Information. For the avoidance of doubt, nothing in this Section 9.1 shall limit the rights of Licensee and any Sublicensees under the license granted by WSU under this Agreement.

9.2.          Publication. Licensee recognizes that under WSU policy, the results of WSU research involving Licensed Patents and Licensed Technology must be available for publication and agrees that WSU researchers shall be permitted to present at symposia and professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, research methods and results; provided, however, that Licensee shall have been furnished copies of any proposed publication or presentation reporting research results utilizing Licensed Technology or Licensed Patents for review by Licensee at least thirty (30) days in advance of the presentation or delivery or the submission of such proposed publication or presentation to a journal, editor, or other third party. Licensee shall have thirty (30) days after receipt of said copies, to object to such proposed presentation or proposed publication because Licensee Confidential Information is disclosed pursuant to Paragraph 9.1, above, is contained therein. In the event Licensee makes such objection based on disclosure of Licensee Confidential Information, WSU will comply with Licensee’s request to delete or modify Licensee Confidential Information.

10. MISCELLANEOUS.

10.1.        Relationship of Parties. For the purposes of this Agreement, each party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

10.2.        Publicity. Licensee and WSU shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as they may mutually agree and except as required under Federal securities laws or other laws applicable to Licensee or WSU. Licensee shall not use the name of WSU nor that of any WSU staff member, employee or student, or any adaptation thereof in any advertising, promotional or sales literature, or in any other form of publicity without prior written consent obtained from WSU in each case, and from the individual staff member, employee or student if such individual’s name is so used.

10.3.       Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail as aforesaid) as follows:

If to WSU, addressed to:

Wayne State University

Technology Commercialization

Attention: IP & Contracts (AGR-270)

5057 Woodward Ave, Suite 6400

Detroit, MI. 48202

Telephone No.: (313) 577-5655

Telefax No.: (313) 577-5650

If to Licensee, addressed to:

Tonix Pharmaceuticals, Inc.

509 Madison Avenue

New York, NY 10022

Attention: Chief Executive Officer

Telephone No.: (212) 980-9156

E-Mail: seth.lederman@tonixpharma.com

With a copy, which shall not constitute notice, to:

Lowenstein Sandler, LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: Michael J. Lerner, Esq.

Telephone No.: (973) 597-6394

E-Mail: mlerner@lowenstein.com

or to such other place as any party may designate as to itself by written notice to the other party.

10.4.       Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes and replaces all prior agreements including the Original License, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

10.5.       Waivers. The waiver by Licensee or WSU of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (a) may be relied on by each party as if the document was a manually signed original and (b) will be binding on each party for all purposes.

10.7.       Severability. In the event that any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such agreement or instrument and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.8.       Transfer, Assignment of Original License, etc.

10.8.1	Neither party may assign this Agreement or any of such party’s rights and obligations hereunder to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Licensee may assign this Agreement, and its rights and obligations hereunder, to any third party that purchases all or substantially all of the Licensee’s stock or assets relating to that portion of Licensee’s business that is related to the subject of this Agreement or through a merger, consolidation, acquisition or otherwise without the consent of WSU. Except as noted in the previous sentence, any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

10.8.2	Tonix shall inform WSU in writing no later than five (5) business days after the date of any assignment to, and assumption by, Tonix of the Original License (the “Assignment Date”), notifying and confirming to WSU that the Original License was assigned to and assumed by Tonix as of the Assignment Date. Effective as of the Assignment Date, Tonix shall be responsible for all of the rights, duties, and obligations of Trimaran under the Original License (as superseded by this Agreement), including any and all acts and omissions on the part of Trimaran under the Original License (as superseded by this Agreement). Such rights, duties, and obligations shall be enforceable by and between WSU and Tonix, with the following limited exceptions: WSU hereby waives and releases any claim that has arisen directly from the acts or omissions of Trimaran solely with respect to: (1) diligence obligations arising under Sections 2.6(a)-(g) in the Original License and (2) fees and stock obligations arising under Sections 3.1(b)-(c) in the Original License. Nothing in this Agreement shall constitute or be interpreted to constitute a waiver or release by WSU of any other claims pertaining to the Original License (as superseded by this Agreement). WSU, to the best of its knowledge and belief, and without waiving its right to seek remedies for any breach(es) that become known to it, is not aware of any other breach of the Original License as of the Execution Date.

10.8.3	As of the Assignment Date, Trimaran’s rights, duties and obligations under the Original Agreement shall immediately terminate, and the rights, duties, and obligations under the Original Agreement (as superseded by this Agreement) shall be assigned and transferred to Tonix, shall merge into this Agreement between WSU and Tonix with respect thereto. Accordingly, Tonix agrees that WSU shall be entitled to enforce the applicable terms of this Agreement exclusively against Tonix. For the avoidance of doubt, Tonix has no obligation with respect to any provision of the Original Agreement that is not also contained in this Agreement.

10.9.       Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.10.      Headings. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.11.      Choice of Law. This Agreement shall be governed by and construed in accordance with domestic substantive laws of The State of Michigan, without regard for any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction. With respect to patents, the law of the country that grants the patent determines questions affecting the instruction and effect of such patent.

10.12.      Jurisdiction and Forum. The parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should Licensee bring any claim, demand or other action against WSU, its trustees, officers, employees or agents, arising out of this Agreement or the relationship between the parties, Licensee agrees to bring said action only in the Michigan Court of Claims.

10.13.      Rules of Construction. The following rules of construction shall be applicable for all purposes of this Agreement, unless the context otherwise requires: (a) the terms “hereby”, “herein”, “hereof”, “hereto”, “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after the Effective Date; (b) words importing the singular number shall mean and include the plural number and vice versa; and (c) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to”, and the term “or” shall be construed in the inclusive sense.

10.14.      Mediation. The parties will attempt to settle any dispute through informal good faith negotiations. If the dispute is unresolved within forty-five (45) days of a party providing a written notice of dispute (or any other mutually agreed upon timeframe), the parties will undertake non-binding mediation prior to seeking any legal or equitable remedies. The foregoing shall not apply in the case that any dispute, breach, or the like is a time-sensitive matter in the reasonable opinion of the party raising the issue. The mediator shall be jointly selected by the parties and the mediation will be held in person, in Detroit, Michigan, unless the mediator, on his or her own initiative, wishes to conduct any mediation proceeding by other means of communication.

[Signature page follows]

IN WITNESS WHEREOF, WSU and Licensee have caused this Agreement to be duly executed on their behalf by their respective representatives as of the Effective Date.

WAYNE STATE UNIVERSITY		TONIX PHARMACEUTICALS, INC.

By:	/s/ Joan Dunbar	By:	/s/ Seth Lederman

Name:	Joan Dunbar, Ph.D.	Name:	Seth Lederman

Title:	Associate Vice President, Technology Commercialization	Title:	Chief Executive Officer

Date:_______________________, 2019	Date:______________________, 2019

Exhibit A
Certain Licensed Patents

[***]Application Type / Country	Serial No	Filing Date	Title	Patent Number	Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]

Application Type / Country	Serial No	Filing Date	Title	Patent Number	Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]